EXHIBIT 4.11

                       DATED the 29th day of January 2003


                        STARNET SYSTEMS INTERNATIONAL INC


                                       and


                                NICHOLAS JACKSON



                                   EMPLOYMENT


                           relating to the position of
           CHIEF EXECUTIVE OFFICER, STARNET SYSTEMS INTERNATIONAL INC

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THIS AGREEMENT is made this 29th day of January 2003 BETWEEN STARNET SYSTEMS
INTERNATIONAL INC whose Registered Office is situate at St John's, Antigua ("the Company") and NICHOLAS JACKSON of Dickenson Bay Cottage, St John's, Antigua ("the Executive")

NOW THIS AGREEMENT WITHESSETH as follows -

1.       DEFINITIONS

         In this Agreement the following expressions shall have the following meanings -

1.1      Associated Company:            Any company which for the time being is
                                        a subsidiary or holding company (as
                                        those expressions are defined by Section
                                        540 of the Companies Act 1995) of the
                                        Company or any subsidiary (other than
                                        the Company) of any such holding
                                        company.

1.2      Intellectual Property Rights:  Means copyrights, patents, utility models, trade marks, service marks,
                                        design rights (whether registered or
                                        unregistered), database rights,
                                        know-how, trade or business names and
                                        other similar rights or obligations
                                        whether registerable or not in any
                                        country (including but not limited to
                                        the Antigua and Barbuda).

1.3      The Board:                     The Board of Directors from time to time
                                        of the Company or any duly authorized
                                        committee thereof having responsibility
                                        for the employment and duties of the
                                        Executive.

2.       APPOINTMENT

2.1. With effect from the 17th day of January 2003 the Company shall employ the Executive and the Executive shall serve the Company and its Associated Companies as Chief Executive Officer upon the terms and conditions hereinafter contained and (subject to the provisions herein contained for earlier termination) such employment shall continue for a term of one (1) year and thereafter unless or until terminated by the Company having given to the Executive not less than six months' previous notice in writing of termination, such notice not to be given before the end of the said term of one (1) year, or by the Executive having given to the Company not less than three months previous notice in writing, such notice to be given at any time.

2.2 The Company reserves the right to make a payment in lieu of notice or of any unexpired period of notice. For the avoidance of doubt this right shall apply whether notice is given by the Company or by the Executive. Any payment in lieu of notice shall consist solely of the sum equivalent to the Executive's basic salary together with any other benefits or consideration due to the Executive during the notice period or any other unexpired period of notice.

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2.3      Once notice to terminate the Executive's employment has been given by the Company or by the Executive, the Company:

         (a) shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive;

         (b) may exclude the Executive from any premises of the Company or any part thereof, and

         (c) may restrict fully or in part the Executive's access to the Company's computer system, its employees, customers and suppliers for any purpose related to the Company's business.

         Provided always that salary and all other contractual benefits shall not cease to be payable or provided by reason only that the Company is exercising its rights pursuant to this clause 2.3. This clause 2.3 shall not affect the general right of the Company to suspend for good cause, nor affect the rights and obligations of the parties prior to the service of such notice. For the avoidance of doubt, all the other terms of employment will remain in effect.

2.4      The Executive's period of continuous employment commenced on 17th
         January 2003

3.       DUTIES

3.1      The Executive shall:

         (a) Undertake such duties and exercise such powers and observe such restrictions as the Board shall from time to time reasonably require.

         (b) In the discharge of such duties and in the exercise of such powers observe and comply with all reasonable regulations and directions from time to time made or given by the Board.

         (c) The Executive shall devote the whole of his time and attention and abilities to the business and affairs of the Company during his normal hours of employment or during hours outside his normal hours of employment which he is required to work or which he works ("the Hours of Work") and he shall not be directly or indirectly engaged or concerned or interested in any other trade or business or public office during the Hours of Work.

         (d) The Executive shall not, without the written consent of the Company, outside the Hours of Work, be directly or indirectly engaged or concerned or interested in any other trade or business or public office in so far as it:

                  (i) is in competition with the Company's or Associated Companies' business;

                  (ii)     affects his ability to perform his job; or

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         (e)      Give to the Board such explanations information reports and assistance as they may reasonably require in connection with the activities of the Company.

         (f) Be prepared to travel abroad from time to time on Company business.

3.2 The Executive's duties hereunder shall be performed in Antigua and at such other place as the Board shall from time to time direct and further the Board shall be at liberty to appoint the Executive to serve any of its Associated Company (without further remuneration).

3.3 In the event that the Company requires the Executive to relocate from Antigua, the Company will pay the Executive's reasonable relocation expenses.

4.       OTHER ACTIVITIES

4.1 The Executive shall not without the written consent of the Board (which it may in its absolute discretion withhold) during the continuance of this Agreement be engaged or interested either directly or indirectly in any capacity in any trade business profession or occupation whatsoever whether as principal executive employee agent consultant member or otherwise other than the business of the Company but so that this provision shall not prohibit the holding (whether directly or through a nominee) of listed investments on a recognized Stock by way of bona fide investment only unless the Company shall require him not to do so in any particular case on the ground that any company in which the Executive has invested is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company nor shall it prohibit the holding by the Executive of any shares in the Company or any Associated Company.

         In this Clause the expression "Occupation" shall include any other public or private work, which may hinder or interfere with the performance by the Executive of his duties under this Agreement.

4.2 The Executive confirms that he has disclosed fully to the Company all the circumstances of which he is aware in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his immediate relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the employment.

5.       HOLIDAYS

5.1 In addition to bank and statutory holidays the Executive shall be entitled to twenty-five (25) working days paid holiday per calendar year worked. Such holiday shall be taken at times to be approved by the Board having regard to the requirements of the Company's business. Holiday entitlement during the calendar year in which the Executive's employment commences and ceases will be based on his length of service in that calendar year and will be proportionate to the whole year's entitlement. Holidays shall be taken at a time convenient to the Company, to be requested and agreed at least one calendar month before the start of the holiday.

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5.2      If the Executive's employment terminates (otherwise than pursuant to
         Clause 11 hereof) during or at the expiration of a calendar year and at that time he has not taken his holiday entitlement for that year in full he will be entitled upon leaving the Company's employ to holiday pay in lieu of holiday.

6.       SALARY

6.1 There shall be paid to the Executive by way of remuneration for his services under this Agreement a salary at the rate of one hundred and seventy four thousand pounds sterling ((pound)174,000) per annum payable in equal monthly installments on the 28th day of every calendar month in arrears (and such remuneration shall be inclusive of any fees payable to him as Executive or other officer of the Company or any Associated Company). The Executive is not entitled to receive additional remuneration for hours worked outside normal hours of work.

6.2 In the event that the Company operates at a profit for the financial year 2003, the Board in its absolute discretion may award the Executive a bonus.

7.       EXPENSES

7.1 The Executive shall be reimbursed all business expenses properly and reasonably incurred by him on behalf of the Company in performance of his duties under this Agreement PROVIDED THAT:

         (a) the expenses are of a type generally approved by the Company or are specifically authorized by the Board;

         (b) the Executive produces satisfactory evidence of such expenses being incurred in support of his expenses claim;

         Expenses will be reimbursed at the end of the month following that in which the expenses were incurred.

7.2      The Executive will be reimbursed the cost of business telephone calls.

8.       CAR

         The Company shall pay to the Executive in addition to his salary a car allowance of (pound)1,000.00 per month, in arrears.

9.       HOUSING ALLOWANCE

         The Company will pay to the Executive in addition to his salary a housing allowance of US $4000 per month.

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10.      SICK PAY

10.1 In case of sickness or other incapacity for work, the Executive must comply with the Company's rules, from time to time in force, regarding sickness notification and doctor's certificates, details of which can be obtained from the Human Resources department.

10.2 The Company reserves the right to require the Executive to undergo a medical examination not more than once in each calendar year unless specifically required by a independent doctor. Such medical examination to be undertaken by a doctor or a consultant nominated by it, in which event the Company will bear the cost thereof.

10.3 In respect of any absence due to sickness or injury during the period of the Executive's employment hereunder the Executive shall be entitled to receive his full salary during the first 4 weeks (in total) of such absence in any calendar year and one half of his full salary for the next 4 weeks in total of such absence and any payment of salary during any further period of absence in that calendar year shall be at the absolute discretion of the Company.

10.4 The Executive will be entitled to take part in any health cover provided by the company for its management employees. ("the Scheme"). The Executive's spouse or children under the age of 18 years of age may also benefit from the Scheme in accordance with the terms and conditions outlined in the Scheme. The Company reserves the right to change the Scheme to a different Scheme or to vary or terminate the Scheme or any replacement Scheme without compensation if the Company decides to do so. In the event of the Executive taking part in the Scheme and any change being made, he will be informed in sufficient time prior to the renewal or termination of the Scheme so that he may review the situation and make his own alternative arrangements.

10.5 If the Executive does not wish to make use of this facility, there is no entitlement to payment in lieu of participation in the Scheme.

10.6 If due to sickness or injury the Executive shall be absent from work for a longer period than six consecutive months or if he shall be so absent at different times for more than 180 days (whether working days or not) in any one period of fifty two (52) consecutive weeks then and in either of such cases the Company shall be entitled but only within two months of the right of termination arising forthwith to terminate the engagement of the Executive by notice in writing and thereupon the Executive shall have no claim against the Company in respect of such termination The length of the said notice to be given to the Executive hereunder shall be the minimum period permitted by statute and dependent on his length of service.

10.7 Any outstanding or prospective entitlement to private medical insurance cover shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clause 11 below.

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11.      DEFAULT

11.1 The Company shall have power forthwith to terminate the Executive's employment hereunder by immediate notice in writing and without payment in lieu in any of the following events that is to say:

         (a) If the Executive shall be guilty of any dishonesty violence or serious misconduct whether or not in connection with his duties hereunder;

         (b) If the Executive shall commit any serious or persistent breach of his obligations hereunder;

         (c) If the Executive shall be convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position as a senior executive of the Company;

         (d) If the Executive shall have a bankruptcy petition flied against him or be made bankrupt or compound with his creditors;

         (e) If the Executive shall become of unsound mind or become a patient under the Mental Treatment Act, Cap 274;

         (f) If the Executive shall refuse or neglect to comply with any lawful orders or directions deemed to be reasonable given to him by the Board or any persons on behalf of the Board;

         (g) If the Executive shall be disqualified from being a company director by a disqualification order made pursuant to section 67 of the Companies Act 1995.

11.2 If the Company becomes entitled to terminate the Executive's employment in accordance with the provisions of this Clause 11.1 above it shall (but without prejudice to its right subsequently to terminate such employment on the same or other ground) suspend the Executive on full pay if the Company determines that there is a need to formally investigate the matter giving rise to the Companies said right to terminate.

11.3 This Agreement, and the Executive's employment shall be deemed to terminated immediately upon:

         (a) an acquisition of more than fifty percent (50%) of the issued capital (having full voting rights under all circumstances) of The Company by another corporation, business entity or person;

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         (b)      the resignation or termination (by whatever means) of 50% or more of the present Board. (subparagraphs (a) and (b) are hereinafter collectively referred to as "Change in Control");

         (c) the death or inability to perform due to disability of the Executive; or

         (d)      for cause, as defined below

11.4 In the event of a termination of this Agreement due to Change of Control, the Executive will be entitled to receive the following compensation for termination:

         (a)      twelve months' salary;

         (b)      the Benefits; and

         (c)      Relocation costs.

11.5 The Executive is entitle to unilaterally waive his termination by virtue of a Change in Control. This right does not require the consent of The Company. Should the Executive elect to waive his termination by virtue of a Change of Control he must provide written notice to The Company within 30 days of the effective date of the Change of Control.

11.6 Should the Executive elect to waive his termination because of a Change of Control this waiver shall not affect the Executive's termination as a result of a subsequent Change of Control. Further, the Executive shall be entitled to waive his termination by virtue of a Change of Control as many times as the Executive chooses.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1 All Intellectual Property Rights both in the Antigua and Barbuda (and abroad) arising in the course of or as a consequence of the employment or other work undertaken by the Executive for the Company or an Associated Company under this Agreement shall belong to the Company or the relevant Associated Company.

12.2 Intellectual Property Rights arising under clause 12.1 above shall to the extent controllable by the Executive be free of claims of ownership by any third party and all

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         work undertaken by the Executive in which Intellectual Property Rights might arise shall be the Executive's own original work and shall not in any way rely on, utilise or incorporate any work written or created by any third party or undertaken at any time by the Executive for any third party.

12.3 The Executive shall forthwith communicate to the Company any designs, discoveries or inventions or other matters potentially the subject of such Intellectual Property Rights, and shall at the request of the Company deliver to it all documents, drawings, models, samples, prototypes and the like prepared by or for the Company in the possession or control of the Executive and which relate to such rights.

12.4 The Executive hereby assigns to the Company by way of future assignment all copyrights or other intellectual property rights arising under clause 12.1 above (and waives any equivalent moral rights) immediately on their coming into existence. Further, to the extent that full legal title to any Intellectual Property Right so arising shall fail automatically to belong to the Company by virtue of the provisions of this clause the Executive shall hold such right on trust for the Company absolutely, and shall (notwithstanding the prior termination of this for any reason) forthwith at the request of the Company execute any document or do anything required by the Company to vest in it (or as it shall direct) the full legal title to such Intellectual Property Rights and to enable it (or its nominee) to enjoy the benefit of such right provided that the Company shall be responsible for the costs of doing so.

12.5 Without prejudice to the generality of clause 12.4 above, the Executive hereby irrevocably authorizes the Company to appoint some person to act as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this clause 12.

12.6 The Executive will do nothing (whether by omission or commission) during his employment or at any time thereafter to affect or imperil the validity of any intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any inventions or designs which may be patentable or registerable before the Company has had the opportunity to apply for any patent/patents or registered design/designs. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension thereof.

13.      CONFIDENTIALITY

13.1 As the Executive is likely in the course of his employment to obtain knowledge of the Company's trade secrets and other confidential information and in order to protect such trade secrets and other confidential information the Executive agrees without prejudice to any other duty implied by law or equity that:

         (a) He will not during the period of his employment or at any time thereafter whether on his own behalf or as the employee partner or agent of any other person or firm

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                  disclose or allow to be disclosed or use any trade secrets or confidential information concerning the business dealings affairs or conduct of the Company or an Associated Company or of any of its clients or any other similar matters which may come to his knowledge in the course of his employment.

         (b) He will not use materials equipment or information which is the property of the Company or is entrusted to him by or on behalf of the Company in the course of his employment otherwise than as and for the purposes authorized by the Company.

         (c) He will, if requested by the Company, delete all confidential information from any reusable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in his possession.

         (d) Confidential information includes, but is not limited to, and may include any other information as is deemed to be such by the Company (from time to time) details about the Company's technologies, products, technical data, drawings, diagrams, plans, any matter or product in the research or testing stage during and at the termination of his employment, information on the Company's marketing or other computer data bases, sales strategy, pricing and discount policies, service levels and support contracts whether reduced to writing or not, remuneration and commissions of employees of the Company, details of clients and suppliers, actual and potential contracts or assets of the Company. Confidential information may also include information which has been available to the Company by a third party and which the Company is obliged to keep confidential.

13.2 No part of Clause 13.1 shall apply to information that has entered the public domain through no fault of the Executive.

14.      RESTRICTIVE COVENANTS

14.1     The following words shall have the following meanings:

         "Termination Date" shall mean the date of termination of the Executive's employment with the Company.

         "Relevant Period" shall mean the 12-month period ending with the Termination Date.

         "Restricted Customer of the Company' shall mean any person, finn, company or other entity who was at any time in the Relevant Period a customer or client of the Company. "Restricted Customer of an Associated Company" shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer or client of an Associated Company.

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         "Prospective Customer of the Company" shall mean any person, firm, company or other entity who was at the Termination Date negotiating with the Company with a view to dealing with the Company as a customer or client and has been so listed by the Company

         "Prospective Customer of an Associated Company" shall mean any person, finn, company or other entity who was at the Termination Date negotiating with an Associated Company with a view to dealing with the Associated Company as a customer or client and has been so listed by the Company

         `Prohibited Business of the Company" shall mean any business or activity carried on by the Company at the Termination Date or at any time in the Relevant Period in which the Executive shall have been directly concerned in the course of his employment or at any time in the Relevant Period.

         "Prohibited Business of an Associated Company" shall mean any business or activity carried on by the Associated Company at the Termination Date or at any time in the Relevant Period in which the Executive shall have been directly concerned in the course of his employment or at any time in the Relevant Period.

         "Protected Supplier of the Company" shall mean any supplier of the Company in relation to the Prohibited Business with whom the Executive has had material dealings in the course of his employment or at any time during the Relevant Period and has been so listed by the Company.

         "Protected Supplier of an Associated Company" shall mean any supplier of the Associated Company in relation to the Prohibited Business with whom the Executive has had material dealings in the course of his employment or at any time during the Relevant Period and has been so listed by the Company

14.2 The Executive will have dealings in the course of his employment with customers, clients or suppliers of the Company and/or an Associated Company and have access to confidential information and in order to protect the goodwill of the Company and any Associated Company, the Executive agrees without prejudice to any other duty implied by law or equity, that during the period of his employment and for a period of 12 months after the Termination Date the Executive will not without the prior written approval of the Company in any capacity and whether directly or indirectly through any other person, firm or company so as to compete with the Company:

         (a) Canvas or solicit or by any other means, seek to conduct Prohibited Business of the Company with any Restricted Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (b) Canvas or solicit or by any other means, seek to conduct Prohibited Business of an Associated Company with any Restricted Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

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         (c)      Conduct or deal in any Prohibited Business of the Company with any Restricted Customer of the Company with whom the Executive has had any material dealings in the course of his duties or at any time in the Relevant Period;

         (d) Conduct or deal in any Prohibited Business of an Associated Company with any Restricted Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (e) Canvas or solicit or by any other means, seek to conduct Prohibited Business of the Company with any Prospective Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (f) Canvas or solicit or by any other means, seek to conduct Prohibited Business of an Associated Company with any Prospective Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (g) Conduct or deal in any Prohibited Business of the Company with any Prospective Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (h) Conduct or deal in any Prohibited Business of an Associated Company with any Prospective Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (i) Seek to entice away from the Company or otherwise solicit or interfere with the relationship between the Company and any Protected Supplier of the Company;

         (j) Seek to entice away from an Associated Company or otherwise solicit or interfere with the relationship between an Associated Company and any Protected Supplier of an Associated Company;

         (k) Conduct or deal in any Prohibited Business of the Company with any Protected Supplier of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (l) Conduct or deal in any Prohibited Business of an Associated Company with any Protected Supplier of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (m) Solicit, entice or induce any executive, manager, senior employee, or other employee with whom the Executive has had dealings during the Relevant Period to leave the Company or an Associated Company and become employed by any person, firm or company which is in competition to the business of the Company

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                  or an Associated Company, whether or not such person would commit a breach of contract by reason of leaving and the Executive will not approach any such executive, manager, senior employee or employee with whom the Executive has had dealings during the Relevant Period for such purpose or authorise or knowingly approve the taking of such actions by any person, firm or company;

         (n)      Be engaged, concerned or interested within Internet Gaming:

                  (i) The research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed or manufactured, or supplied, or marketed by the Company during the 12 months immediately preceding the Termination Date;

                  (ii) The development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months immediately preceding the Termination Date;

                  Provided always that the provisions of this paragraph (n) shall only apply in respect of products or services with which the Executive was either personally concerned or for which the Executive were responsible while employed by the Company during the 12 months immediately preceding the Termination Date.

14.3 Each of the obligations contained in paragraphs 14.1 and 14.2 above shall be construed as separate and severable obligations but in the event that any such obligation shall be found void, it would be valid if some part thereof were deleted or the period or area of application reduced or the references to an Associated Company were deleted so that such obligation shall apply with such modification as may be necessary to make it both valid and effective.

14.4 The Company expressly agrees that none of the foregoing provisions contained in this Clause 14 shall apply to the Executive in the event that his employment is legally deemed to have been terminated without just cause.

15.      SHARE OPTION SCHEME

         The Company has a share option scheme ("the Scheme"). The Executive's participation in the Scheme shall be as outlined below, subject only to the rules of the Scheme (as amended from time to time)

         Options as at 17th January 2003: 50,000 options, to vest 60 days from 17th January 2003, at market price on that date subject to a 6 month hold requirement.

16.      GRIEVANCES/DISCIPLINARY DECISIONS

         Should the Executive have any questions or grievances or be dissatisfied with any disciplinary decision concerning his employment be should refer it to the Board whose decision shall be final and binding.

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17.      PUBLICITY

         The Executive shall not at any time knowingly make any untrue statement in relation to the Company or any Associated Company and shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Associated Company.

18.      LIQUIDATION/AMALGAMATION

         The Executive will have no claim against the Company in respect of the termination of his employment under this Agreement by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction if he is offered employment on not less favorable terms than those contained in this Agreement with any person firm or company which acquires the whole or substantially the whole of the undertaking of the Company as a result of such amalgamation or reconstruction.

19.      DAMAGES

19.1 If the Executive becomes entitled to damages for the wrongful termination of his employment hereunder the Company shall be entitled to set off against such damages:

         (a)      any redundancy payment made by the Company to the Executive;

         (b) any payment made by the Company to the Executive pursuant to an award or settlement of an unfair dismissal complaint and made under the provisions of the Antigua and Barbuda Labour Code;

         (c) any other payment whether ex gratia or otherwise made by the Company to the Executive at any time on or after the said termination and in consequence thereof.

19.2 If the Executive becomes entitled to any award for unfair dismissal under the provisions of the Industrial Court Act or the Labour Code the Company shall be entitled to set off against such award both in respect of compensatory basic or other award:

         (a)      Any redundancy payment made by the Company to the Executive;
                  and

         (b) Any other payment whether ex gratia or otherwise made by the Company to the Executive at any time on or after the said termination and in consequence thereof.

20.      SHARE DEALING

20.1 The Executive shall not deal in any listed securities of the Company or any Associated Company save as permitted by law for the time being related thereto and to any code relating to dealings in listed securities of the Company which may be adopted by the Board from time to time.

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21.      DATA PROTECTION

21.1 The Executive hereby gives his consent to the Company procuring and processing of personal data in his regard for the purposes of managing its human resources, performing any of its obligations under this Agreement or as otherwise permitted by law. Any such personal data held may be shared with the Company's associated companies in Antigua and Barbuda and internationally. All such information will, as far as practicable for the purposes for which it is held, be treated in a confidential manner.

21.2 As the Executive may during the course of his employment have access to personal data whether or not on computer, and whether in the office or at home or elsewhere, he must take adequate precautions to ensure the security of such data whilst in his possession so that neither the Company nor individuals are liable to prosecution as a result of loss or disclosure which might cause damage or distress to present, former or potential employees or to clients of the Company. The Executive must fully comply with all procedures and requirements imposed by the Company in this regard as set out in the Company's Data Protection Policy.

22.      ENFORCEABILITY

         The termination of the Executive's employment hereunder will not affect such of its provisions as are expressed to have effect thereafter and will be without prejudice to any antecedent breach or liability.

23.      ENTIRE

         This Agreement contains the entire understanding between the parties and takes effect in substitution for all previous s and arrangements whether written or oral or implied between the Company and the Executive relating to the employment of the Executive (but without loss of continuity of employment) all which agreements and arrangements shall be deemed to have been terminated by mutual consent.

24.      NOTICE

         Any notice given under this Agreement shall be deemed to have been duly given if delivered by hand dispatched by either party thereto by recorded delivered post, by telex or fax and addressed to the other party at in the case of the Company its registered office and in the case of the Executive his last known address and any such notice shall be deemed to have been given on the day on which in the ordinary course of post or other communication it would be deemed to be delivered.

25.      GOVERNING LAW

         This Agreement shall be governed by the laws of Antigua and Barbuda and the parties shall submit to the non-exclusive jurisdiction of the Antiguan and Barbudan Courts.

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

AS WITNESS the hand of Clare K. Roberts, Chairman on behalf of the Company and Nicholas Jackson the Executive on the date first above written.

Signed for and on behalf of                 )
STARNET SYSTEMS                             )
INTERNATIONAL INC                           )
by: CLARE K. ROBERTS                        )

Chairman of the Board of Directors


SIGNED by                                   )
NICHOLAS JACKSON                            )
in the presence of: -                       )


WITNESS
_______


NAME:             CAROL-ANN S. SKEPPLE

ADDRESS:          134 SUTHERLAND DEV.
                  ST JOHN' S, ANTIGUA

OCCUPATION:       ATTORNEY'S CLERK





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